Exhibit n.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of THL Credit, Inc.  of our report dated March 5, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in THL Credit, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.  We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 5, 2020 relating to the senior securities table of THL Credit, Inc. which appears in this Registration Statement.  We also consent to the references to us under the headings “Experts”, “Senior Securities” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
April 17, 2020